THE ST. PAUL COMPANIES, INC.
385 Washington Street, St. Paul, Minnesota 55102
Telephone (612) 221-7911

(LOGO)

                                                                  March 15, 1995
Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of your Company. The meeting will be held on Tuesday, May 2, 1995, at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, Minnesota.

We suggest that you carefully read the Notice of Annual Meeting and the Proxy Statement which you will find on the following pages.

It is important that your shares be represented at the meeting, regardless of the size of your holding. Therefore, we urge you to PLEASE VOTE, SIGN, DATE AND RETURN AS SOON AS POSSIBLE the enclosed proxy form in the postage-paid envelope provided. This should be done whether or not you now plan to attend the meeting. The proxy may be withdrawn if you decide later to attend the meeting and vote in person.

                                  Sincerely,

                                   Douglas W. Leatherdale
                                   Chairman, President and
                                   Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The St. Paul Companies, Inc. will be held on Tuesday, May 2, 1995, at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, Minnesota 55102, for the following purposes:

    1.  To elect a Board of thirteen Directors;

    2. To act on the proposal to ratify the selection of KPMG Peat Marwick LLP as the independent auditors of the Company; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders are invited to attend, although only those shareholders of record at the close of business on March 6, 1995, will be entitled to vote at the meeting. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting. PLEASE VOTE, SIGN AND DATE THE ACCOMPANYING PROXY FORM AND RETURN IT IN THE STAMPED, SELF-ADDRESSED ENVELOPE ENCLOSED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                   Bruce A. Backberg
                                   Vice President and
                                   Corporate Secretary

March 15, 1995

                                PROXY STATEMENT
                          THE ST. PAUL COMPANIES, INC.
                385 WASHINGTON STREET, ST. PAUL, MINNESOTA 55102

This Proxy Statement is being mailed first to the shareholders of The St. Paul Companies, Inc. (the "Company") on or about March 15, 1995. The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Shareholders' Meeting to be held May 2, 1995, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked at any time before it has been voted by giving written notice to the Corporate Secretary of the Company, by a duly executed and presented proxy bearing a later date, or by voting in person at the meeting.

The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, officers and employees of the Company may solicit proxies personally or by telephone, telegraph or other means without additional compensation. Arrangements also will be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. D.
F. King & Co., Inc., New York, N.Y., has been engaged by the Company to assist in the solicitation of proxies for an anticipated fee of approximately $7,500, plus out-of-pocket costs and expenses.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Shareholders' Meeting has been established as the close of business on March 6, 1995. At that time there were 84,309,476 shares of common stock and 1,010,499 shares of Series B convertible preferred stock outstanding which are entitled to vote at the meeting. The holders of common stock and Series B convertible preferred stock vote as one class. Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to four votes.

The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the meeting is required for (a) the election of directors, (b) ratification of the selection of KPMG Peat Marwick LLP as independent auditors, and (c) the approval of such other matters as may properly come before the meeting.

Under Minnesota law and the Company's bylaws, the presence in person or by proxy of a majority of the voting power of the shares of common stock and Series B convertible preferred stock entitled to vote constitutes the quorum necessary for shareholders to take action at the Annual Shareholders' Meeting. Shares represented in person or by proxy at the Annual Shareholders' Meeting will be counted for quorum purposes regardless of whether the shareholder or proxy fails to vote on a particular proposal (an "abstention") or whether a broker with discretionary authority fails to exercise such authority with respect to a particular proposal (a "broker non-vote"). For purposes of determining whether a proposal has been approved, an abstention or non-vote (including a broker non-vote) with regard to a particular proposal will not be counted as a vote in favor of such proposal and, as a result, will have the effect of a vote against such proposal.

                             ELECTION OF DIRECTORS

Pursuant to the provisions of the Company's bylaws, the Board of Directors has set the number of directors at thirteen, effective May 2, 1995. The thirteen directors to be elected at the Annual Shareholders' Meeting will hold office until the Annual Shareholders' Meeting in 1996 or until their successors are duly elected and qualified. Unless otherwise instructed by the shareholders, it is the intention of the persons named in the accompanying proxy (the "proxy holders") to vote the proxies held by them for the election of the thirteen nominees named in the "Nominees for Directors" table. The proxies cannot be voted for more than thirteen candidates for director. However, if any of the thirteen nominees shall not be a candidate for election at the time of the meeting (a contingency which the Board of Directors does not expect to occur), such proxies may be voted in accordance with the best judgment of the proxy holders.

Twelve of the nominees are presently directors of the Company. With the exception of Gordon M. Sprenger, all nominees were elected at the 1994 Annual Shareholders' Meeting. Mr. Sprenger is being nominated for election for the first time at the May 2 meeting.

NOMINEES FOR DIRECTORS
                                             PRESENT PRINCIPAL           DIRECTOR              OTHER PUBLIC
          NAME               AGE               OCCUPATION(A)               SINCE        CORPORATION DIRECTORSHIPS
- ------------------------     ---     ----------------------------------  ---------  ----------------------------------
Michael R. Bonsignore        53      Chairman and Chief Executive           8-6-91  Honeywell Inc.;
                                     Officer, Honeywell Inc.                        Donaldson Company;
                                     (manufacturer of automation and                Cargill, Incorporated (private
                                     control systems)                               corporation)
John H. Dasburg              52      President and Chief Executive          2-2-94  Northwest Airlines, Inc.; Ecolab;
                                     Officer, Northwest Airlines, Inc.              Riverwood International
                                                                                    Corporation
W. John Driscoll             66      Retired President and Chairman,       9-21-70  Comshare, Incorporated;
                                     Rock Island Company (private                   Northern States Power Company;
                                     investment company)                            Weyerhaeuser Company;
                                                                                    The John Nuveen Company; M.I.P.
                                                                                    Properties; Taylor Investment
                                                                                    Corporation
Pierson M. Grieve            67      Chairman and Chief Executive          11-5-85  Ecolab Inc.;
                                     Officer, Ecolab Inc. (developer/               Meredith Corporation;
                                     marketer of cleaning and                       Norwest Corporation;
                                     sanitizing products, systems and               U S WEST Inc; Waldorf Corporation;
                                     services)                                      Minnegasco
Ronald James(b)              44      Vice President--Minnesota, U S         5-4-93  Ceridian Corporation; Automotive
                                     WEST Communications, Inc.                      Industries Holding, Inc.
William H. Kling(c)          52      President, Minnesota Public Radio;    11-7-89  Irwin Financial Corporation
                                     and President, Greenspring Company
                                     (diversified media and catalog
                                     marketing company)

NOMINEES FOR DIRECTORS
                                             PRESENT PRINCIPAL           DIRECTOR              OTHER PUBLIC
          NAME               AGE               OCCUPATION(A)               SINCE        CORPORATION DIRECTORSHIPS
- ------------------------     ---     ----------------------------------  ---------  ----------------------------------
Douglas W. Leatherdale       58      Chairman, President and Chief          5-5-81  United HealthCare Corporation;
                                     Executive Officer, The St. Paul                Northern States Power Company;
                                     Companies, Inc.                                The John Nuveen Company
Bruce K. MacLaury(d)         63      President, The Brookings               8-4-87  Scott Paper Company;
                                     Institution (public policy                     American Express Bank, Ltd.
                                     research and education)
Ian A. Martin                60      Chairman and Chief Executive           8-7-90  Granada Group PLC;
                                     Officer, Glenisla Group Ltd.                   House of Fraser PLC;
                                     (private investment company)                   Unigate PLC
Glen D. Nelson, M.D.         57      Vice Chairman, Medtronic, Inc.         5-5-92  Medtronic, Inc.;
                                     (manufacturer of biomedical                    ReliaStar Financial Corp.;
                                     devices)                                       Carlson Holdings, Inc. (private
                                                                                    corporation)
Anita M. Pampusch, Ph.D.     56      President, The College of St.          5-7-85  None
                                     Catherine
Gordon M. Sprenger           57      Executive Officer, Allina Health       ------  Medtronic, Inc.
                                     Systems (hospital and managed care
                                     non profit company)
Patrick A. Thiele            44      Executive Vice President and Chief     5-4-93  The John Nuveen Company
                                     Financial Officer, The St. Paul
                                     Companies, Inc.

- ------------------------
(a) Principal employment of nominees in the past five years. Mr. Bonsignore served in a number of executive offices at Honeywell Inc. for more than five years prior to assuming his current responsibilities in April of 1993. In addition to their present responsibilities, Messrs. Leatherdale and Thiele have served in a number of executive offices of the Company and as officer and director of various subsidiaries of the Company for many years. Mr. Martin served in a number of executive offices of Grand Metropolitan PLC and its subsidiaries prior to assuming his current position in February 1994. Prior to assuming his current position in 1990, Mr. Dasburg served in a number of executive offices with Northwest Airlines, Inc. and Marriott Corporation. Prior to his present position, Mr. Sprenger served as Executive Officer of Health Span, Inc. from 1993-1994 and as CEO of Life Span from 1986-1993. All other nominees have been employed during the past five years as they presently are employed.

(b) Mr. James is a director of the five mutual funds within the Great Hall Investment Funds group.

(c) Mr. Kling is a director or trustee of each of the following mutual funds which are provided investment advisory services by The Capital Research and Management Company: EuroPacific Growth Fund, New Economy Fund, New Perspective Fund and SMALLCAP World Fund.

(d) Mr. MacLaury is a director or trustee of each of the mutual funds which are provided investment advisory services by The Vanguard Group, Inc., with the exception of Vanguard's tax-exempt mutual funds.

BOARD OF DIRECTORS COMPENSATION

Directors who are not also officers of the Company or any of its subsidiaries are each paid $20,500 annually, plus $1,000 for each Board or committee meeting attended. Outside directors serving as chair of any committee of the Board of Directors are paid an additional $4,000 annually for each committee that they chair. The non-officer directors participate in the Director Life Insurance Plan pursuant to which the Company pays the premium for $100,000 of group term life insurance. The Company also pays the premium to provide the non-officer directors with $200,000 of coverage under a travel-accident insurance policy and all directors with directors' and officers' liability insurance and fiduciary liability insurance. In addition, non-officer directors are eligible to defer directors' fees under the Directors' Deferred Compensation Plan.

Under the Company's 1994 Stock Incentive Plan, annual nonqualified stock option grants covering 1,000 common shares are made at the first Board meeting of each November to each non-officer director (all nominees for director except Messrs. Leatherdale and Thiele). Such options will be granted at the market price of the Company's stock on the date of grant. The option price is to be paid, upon exercise, in cash.

Under that plan, options terminate at the earliest of ten years after the date of grant, three years after retirement, immediately if directorship is terminated for cause, one month after any voluntary termination of service as a director other than by retirement (but the option in this case may be exercised only to the extent it was exercisable on the date of such termination), or any earlier time set by the committee at the time of option grant. Special provisions apply in the case of death of an optionee or in the case of a Change of Control, as defined below. If an option were not fully exercisable at the time of occurrence of a Change of Control, all portions of the option immediately would become exercisable in full.

"Change of Control" is defined in the 1994 Stock Incentive Plan to mean a change of control of the Company of a nature that would be required to be reported to the Securities and Exchange Commission on Form 8-K pursuant to the Securities Exchange Act of 1934 ("34 Act"), with such Change of Control to be deemed to have occurred when (a) any person, as defined in the '34 Act, other than the Company or a Company subsidiary or one of their employee benefit plans is or becomes the beneficial owner of 50% or more of the Company's common stock or (b) members of the Board of Directors on May 3, 1994 (the "Incumbent Board") cease to constitute a majority thereof (provided that persons subsequently becoming directors with the approval of directors comprising at least three-quarters of the Incumbent Board shall be considered as members of the Incumbent Board).

Under the Company's Non-Employee Director Stock Retainer Plan, eligible directors (all nominees except Messrs. Leatherdale and Thiele) may elect to receive all or a portion of their annual retainer (currently $20,500) in the form of common shares of the Company that are subject to certain service-related restrictions as described below. Such an election will entitle a director to be issued a number of shares of restricted stock equal in value to 110% of the portion of the annual retainer that was elected for participation in the plan. For valuation purposes, the amount used to determine the number of restricted shares allocated to a participating director is the average of the stock's closing price on the last business day of each quarter of the calendar year. Immediately upon issuance of the restricted shares, the recipient is entitled to receive all dividends paid on the shares and to vote the shares.

If within five years from the date restricted stock is issued to an eligible director under the plan a director's service on the Board is terminated for any reason other than death, disability or retirement, such restricted stock will be forfeited. When a director's service on the Board is terminated because of death, disability or retirement, any restrictions on stock received under the plan lapse.

A Board policy provides that each director with fifteen or more years of service shall tender his or her resignation to the chair of the board governance committee by November 20 of each year indicating his or her intent not to stand for re-election at the subsequent Annual Meeting of the Shareholders. If, however, upon review, the board governance committee shall determine that there is a continuing need on the Board for the type of qualifications the resigning director provides, then such director may be asked to become a candidate for re-election. Additionally, upon a substantial change in principal employment, a director should tender his or her resignation. As part of this policy, the Company provides an Outside Directors' Retirement Plan under which the Company will pay a retirement benefit to non-officer directors who have served for two or more years when their directorships terminate. The annual amount of that benefit will be equal to the director's annual retainer (currently $20,500) when he or she ceases to be a director, plus a value assigned to the November option grant (currently about $11,000). Directors may elect to have the benefit paid quarterly for a period of years following termination of active service which equals the length of time he or she served as an outside director up to a maximum of fifteen years. Alternatively, directors may elect to receive the discounted present value of those future payments in one lump sum payment. If a retired director dies while receiving periodic payments, the discounted present value of any remaining payments to which he or she may be entitled will be paid to his or her estate, or upon his or her election, to a surviving spouse.

The Company has transferred funds to a grantor trust created for the purpose of implementing benefits under various nonqualified plans of deferred compensation, including the Directors' Deferred Compensation Plan and the Outside Directors' Retirement Plan (the "Implemented Plans").

Following a Change of Control (generally defined the same as in the 1994 Stock Incentive Plan), no portion of the trust assets may be returned to the Company or any subsidiary unless the trustee determines that that portion of the assets and future earnings on it never will be required to pay benefits and if a majority of the then participants of the Implemented Plan consent to the return of the assets.

Unlike assets held in the trusts created to implement benefits under the Company's tax-qualified plans, assets held in the grantor trust remain subject to the claims of the Company's creditors. If the Company becomes insolvent, the trustee will be required to cease payment of benefits under all Implemented Plans and dispose of trust assets pursuant to the direction of a court of competent jurisdiction.

In February of 1995, as part of the Company's policy of providing support for charitable institutions and in order to retain and attract qualified directors, the Board of Directors established the Directors' Charitable Award Program, which will be initially funded by life insurance on the lives of the members of the Board of Directors. The

Company intends to make charitable contributions of $1 million per director, paid out over a period of ten years following the death of the director. Each director is able to recommend up to four charities to receive contributions from the Company. Directors become vested in this program in $200,000 annual increments starting with their third anniversary of election as a Director. Directors are fully vested upon the earliest of the seventh anniversary of their election as a director, death, disability, or retirement at age seventy. Current Directors have been given vesting credit for all of the years they have served as Directors. Beneficiary organizations designated under this program must be tax-exempt, and donations ultimately paid by the Company will be deductible against federal and other income taxes payable by the Company in accordance with the tax laws applicable at the time. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Company. Because of such deductions and use of insurance, the long-term cost to the Company is expected to be minimal.

BOARD COMMITTEES

There are six standing committees of the Board of Directors: the executive committee, the audit committee, the finance committee, the board governance committee, the personnel committee and the executive compensation committee. Current members of the individual committees are named below, with the chairman of each committee named first:

EXECUTIVE                   AUDIT                       FINANCE
- --------------------------  --------------------------  ---------------------------
D. W. Leatherdale           W. H. Kling                 W. J. Driscoll
W. J. Driscoll              J. H. Dasburg               M. R. Bonsignore
P. M. Grieve                W. J. Driscoll              J. H. Dasburg
W. H. Kling                 R. James                    R. James
A. M. Pampusch              G. D. Nelson                W. H. Kling
P. A. Thiele                A. M. Pampusch              D. W. Leatherdale
                                                        I. A. Martin
                                                        P. A. Thiele


BOARD GOVERNANCE            PERSONNEL                   EXECUTIVE COMPENSATION
- --------------------------  --------------------------  ---------------------------
P. M. Grieve                M. R. Bonsignore            M. R. Bonsignore
D. W. Leatherdale           P. M. Grieve                P. M. Grieve
B. K. MacLaury              D. W. Leatherdale           B. K. MacLaury
G. D. Nelson                B. K. MacLaury              I. A. Martin
A. M. Pampusch              I. A. Martin                G. D. Nelson
                            G. D. Nelson

The audit committee is charged with the responsibility for:

    1. Reviewing the annual financial report to shareholders and the annual report (Form 10-K) filed with the Securities and Exchange Commission;

    2.  Reviewing the quarterly reporting process;

    3.  Overseeing the monitoring of the Company's system of internal controls;

    4.    Recommending  annually   to  the  Board   of  Directors,  subject   to
        shareholders' approval, the selection of the Company's independent auditors;

    5. Determining the independent auditors' qualifications, including the firm's membership in the SEC practice section of the AICPA and compliance with that organization's requirements for peer review and independence;

    6.  Confirming the independence of the internal auditors;

    7. Reviewing annually the combined audit plans of the independent auditors and internal auditors;

    8. Meeting with the independent auditors at the completion of their annual audit to review their evaluation of the financial reporting and internal controls of the Company, and any changes required in the originally planned audit program;

    9.  Meeting with the internal auditors on an ongoing basis to review:

        (a) audit results,

        (b) reports on exposures/controls, irregularities and control failures,

        (c) the disposition of recommendations for improvements in internal controls made by internal and independent auditors, and

        (d) any changes required in the originally planned audit program;

    10. Reviewing the reports on examinations by regulatory authorities;

    11. Monitoring the Company's policies and procedures for the review of expenses and perquisites of selected members of executive management;

    12. Overseeing the monitoring of the Company's code of conduct;

    13.  Performing   any   special   reviews,   investigations   or   oversight
        responsibilities required by the Board of Directors or its chairman; and

    14. Reporting to the Board of Directors on the results of the activities of the committee.

The executive committee is charged with the broad responsibility of having and exercising the authority of the Board of Directors in the management of the business of the Company in the interval between meetings of the Board.

The finance committee is responsible for:

    1.  Advising the Board of Directors on corporate financial policy;

    2. Advising the Board of Directors on debt limits and related corporate financial matters;

    3.  Recommending dividend policy to the Board of Directors;

    4.  Reviewing capital plans; and

    5. Recommending to the Board of Directors the investment policy for those investment portfolios specified in resolutions adopted from time to time by the Board, and monitoring the investment performance thereof.

It is the responsibility of the personnel committee to:

    1. Review and recommend to the Board of Directors major changes in personnel policies and employee benefits;

    2.  Review plans to provide management continuity; and

    3. Recommend to the Board of Directors employee and executive compensation policies.

The primary responsibilities of the executive compensation committee are to administer the Company's stock option plan, restricted stock award plan and long-term incentive plan and to approve compensation changes for executive management. Among other things, the committee determines who will participate in each plan as well as the extent and terms of participation.

The primary functions of the board governance committee are to:

    1. Identify and present qualified persons for election and re-election as directors; and

    2. Study, advise and make recommendations to the Board of Directors concerning:

        (a) criteria for Board membership,

        (b) the number of directors to comprise the full Board,

        (c) the Board's composition,

        (d) an annual review of Board performance,

        (e) directors' compensation,

        (f) directors' retirement policy, and

        (g) other related areas assigned by the Board or its chairman.

In determining which persons may be qualified as candidates for election to the Board of Directors, the Board Governance Committee weighs the experience of each possible candidate, the present need on the Board of Directors for that type of experience, and the willingness and availability of such person(s) to serve. It is the policy of the board governance committee to consider any qualified person as a possible candidate for Board of Directors membership, regardless of whether such person was recommended by a committee member or by some other source, provided that such person was nominated in accordance with the procedures set forth in the Company's bylaws. The Company's bylaws provide that nominations, other than those made by or at the direction of the Board, shall be made by timely notice in writing to the Corporate Secretary. To be timely, a shareholder's notice shall be delivered or mailed to and received at the principal executive office of the Company not less than 60 days prior to the date of the meeting; provided, however, that in the event that less than 70 days' notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business of the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the '34 Act, (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the shareholder giving the notice (a) the name and address, as they appear on the Company's share register, of such shareholder and (b) the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Corporate Secretary that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. Notices to the Corporate Secretary should be sent to

Bruce A. Backberg, Corporate Secretary, The St. Paul Companies, Inc., 385 Washington Street, St. Paul, Minnesota 55102.

In its action appointing members of the foregoing committees, the Board of Directors has designated each director who is not a member of a particular committee as an alternate who may at any time, at the request of the chairman, serve as a member of the committee.

BOARD AND COMMITTEE MEETINGS

During 1994, the Board of Directors met on six occasions. The board governance committee met three times, the audit and executive compensation committees each met five times, the personnel and finance committees each met four times, and the executive committee met once.

ATTENDANCE AT MEETINGS

Attendance at 1994 Board and committee meetings combined averaged 96%. Each director attended more than 75% of the combined total meetings of the Board and committees of the Board on which the director served at any time during the year.

                             SELECTION OF AUDITORS

The independent certified public accounting firm of KPMG Peat Marwick LLP, has been selected by the Board of Directors upon recommendation of its audit committee to act as the independent auditor for the Company and its subsidiaries for the current fiscal year. At the Annual Meeting the shareholders will be asked to ratify the Board of Directors' selection. The shares represented by the accompanying proxy will be voted for the ratification of the selection of KPMG Peat Marwick LLP unless otherwise specified by the shareholder. KPMG Peat Marwick LLP, which has served as independent auditor of the Company and its subsidiaries since 1968, is expected to have a representative present at the Annual Shareholders' Meeting. The representative will have an opportunity to make a statement at the meeting and will also be available to respond to appropriate questions of the shareholders.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

PROGRAM PHILOSOPHY

The guiding philosophies of The St. Paul Companies' executive compensation program are to:

    - Provide an industry-competitive
      compensation program, with an emphasis on incentive pay which links pay to performance, both long- and short-term, and which provides the opportunity to earn compensation above the competitive market when the Company's performance exceeds that of its peers.

    - Ensure that executive compensation,
      over time, closely reflects long-term shareholder return.

The compensation of the Company's top executives is reviewed and approved by the executive compensation committee, which is comprised ENTIRELY OF NON-EMPLOYEE DIRECTORS. The committee has access to compensation consultants and survey information on executive compensation levels in the property-liability insurance industry.

PROGRAM ELEMENTS

There are three elements of the Company's executive compensation program:

    - Base salary compensation.

    - Annual incentive compensation.

    - Long-term incentive compensation.

Base salary compensation for senior executives, including those listed in the Summary Compensation Table, is targeted to be at the 50th percentile of companies in our industry, such as Aetna, Chubb, CIGNA, Continental, USF&G, Allstate, Crum & Forster, Travelers, Farmers Insurance, GEICO, CNA, Kemper, Liberty Mutual, and Nationwide ("Base Target Salary"). The first five companies listed are included in the group of companies used in the combined index of companies included in the total return graph on page 18. Actual base salary levels generally vary between 80%-120% of this level based upon the potential impact the executive has on the Company, the skills and experiences the executive brings to the job, and the performance and potential of the executive in the job.

At  the  1994  Annual  Shareholders'  Meeting,  the  1994  Annual  and Long-Term
Incentive Compensation Plans were approved for executive officers. These compensation opportunities are set so that actual payouts are leveraged to the Company's performance (e.g., below 50th percentile performance versus our industry peers will generate below 50th percentile incentive compensation, while 75th percentile or above performance will yield 75th percentile or above incentive compensation).

Annual incentive compensation for executives is based on established performance goals, primarily corporate earnings per share and business unit operating performance, and also includes an overall assessment by the executive compensation committee of each executive's performance. Maximum annual incentive opportunities for executives range from 50%-105% of annual base salary.

Long-term incentive compensation consists of a three-year cash incentive plan, a stock option plan and restricted stock. Long-term incentive compensation is offered only to those key executives who can make a material impact on the Company's long-term performance.

    - Long-term cash incentive awards are
      currently earned based on the Company's three-year financial performance as measured by return on equity and total shareholder return as compared to a peer group of 12 companies(1) in our industry (the "Peer Group"). Eighteen officers participate in this plan.

    - The number of stock options
      awarded to an executive is based on the executive's target option level and the following factors, which are listed in order of relative importance: the Company's return on equity and total shareholder return, individual performance, individual responsibilities and individual potential. Target option levels are established in accordance with industry norms, as determined by an independent compensation consultant. Grants generally range between 50%-150% of the target levels, based on the factors listed above. Currently, neither the number of options previously granted to nor the options currently held by a potential recipient is considered when grants are awarded. Stock options to individuals are limited. Stock options are granted at the fair market value on the date of

- ------------------------
(1)Aetna, AIG, Chubb,  CIGNA, CNA,  Continental, General  Re, Lincoln  National,
Ohio   Casualty,  Safeco,  Travelers  and  USF&G.  Allstate  replaced  Travelers effective January 1, 1994.

      grant, carry a ten-year term, and, beginning with options granted in 1994, vest one year after grant date. Approximately 90 officers participate in this plan.

    - Restricted stock is used selectively to
      attract and retain key executives. Over the last two years approximately 14 officers have received restricted stock grants. The total number of shares granted over the last two years was 59,884 shares.

$1 MILLION COMPENSATION LIMIT ON DEDUCTIBILITY

Section 162(m) of the Internal Revenue Code prohibits the Company from deducting executive compensation in excess of $1 million, unless certain standards are met, to its Chief Executive Officer or to any of the other four executive officers named in the Summary Compensation Table. The Committee has determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to ensure that all amounts paid to the Company's Chief Executive Officer or to any of the other named executive officers are deductible by the Company.

CEO COMPENSATION

The  methods  for   determining  Mr.  Leatherdale's   Base  Target  Salary   and
opportunities under the Company's annual and long-term incentive compensation plans are described in the "Program Elements" section of this report.

Mr. Leatherdale's annualized base salary was $685,000 at the beginning of 1995. In March of 1995, he received a salary increase of $65,000 per year. This salary increase, which sets Mr. Leatherdale's salary at 107% of his Base Target Salary, was based primarily on the Company's profitability in 1994.

Mr. Leatherdale has an annual incentive award maximum of 105% of base salary. For 1994, Mr. Leatherdale received an annual incentive award of $623,350. The award was based upon the Company's 1994 operating earnings of $4.60 per share and the Board's overall assessment of his and the Company's performance.

Mr. Leatherdale received a $227,238 payout from the long-term cash incentive plan in March of 1995. This payout was based on the Company's 1992-1994 return on equity and total shareholder return, which ranked third and sixth, respectively, as compared to the Peer Group.

On February 7, 1995, Mr. Leatherdale was granted 51,000 stock options with an exercise price of $47.875 per share. The number represents 150% of his target option level, based on the previously described factors. Mr. Leatherdale's 1994 grant of 44,200 options represents 130% of his target level. Factors considered in determining the size of the grant include the following, in order of relative importance: the Company's return on equity and total shareholder return, individual performance, individual responsibilities and individual potential.

OTHER NAMED OFFICER COMPENSATION

The other four named executive officers received salary increases ranging from $15,000 to $50,000 effective in March of 1995. Those executive officers received annual incentive awards for 1994 ranging from $113,950 to $312,000. They received long-term incentive payouts ranging from $40,002 to $98,002, and stock option grants, ranging from 12,000 to 30,000 shares. The criteria for payouts and grants under these plans are the same as for the CEO. In addition, Mr. Douglass was awarded 4,000 restricted shares.

The preceding report was issued by the Executive Compensation Committee comprised of M. Bonsignore (Chairman), P. Grieve, B. MacLaury, I. Martin and G. Nelson.

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                                            ---------------------------------------
                                ANNUAL COMPENSATION                  AWARDS              PAYOUTS
                          --------------------------------  -------------------------  ------------
                                                    (E)        (F)           (G)           (H)
                                                   OTHER    RESTRICTED   SECURITIES     LONG-TERM        (I)
       (A)                  (C)         (D)        ANNUAL     STOCK      UNDERLYING     INCENTIVE     ALL OTHER
NAME AND PRINCIPAL  (B)    SALARY      BONUS      COMPENSATION  AWARD(S) OPTIONS/ SARS PLAN PAYOUTS  COMPENSATION
     POSITION       YEAR   ($)(1)      ($)(2)       ($)       ($)(3)         (#)          ($)(4)        ($)(5)
- ------------------  ----  --------  ------------  --------  ----------  -------------  ------------  ------------
D. W. Leatherdale   1994  $670,856  $   623,350             $  59,246        44,200    $  227,238    $  129,452
 Chairman,          1993  $611,450  $   556,420             $       0        18,000    $  150,814    $   81,318
 President and      1992  $628,310  $         0             $       0        31,200    $  134,917    $   89,311
 Chief Executive
 Officer
P. A. Thiele        1994  $381,923  $   312,000             $ 468,000        20,800    $   98,002    $   64,586
 Executive Vice     1993  $313,654  $   257,400             $       0        15,000    $   59,913    $   38,344
 President and      1992  $290,769  $         0             $       0        13,000    $   49,324    $   59,285
 Chief Financial
 Officer
N. M. Brown         1994  $341,346  $   189,000   $  338    $       0         8,000    $   64,359    $   79,425
 Executive Vice     1993  $113,750  $   162,500   $14,261   $ 541,500             0    $   18,240    $  212,537
 President and      1992  $     0   $         0             $       0             0    $        0    $        0
 Chief Operating
 Officer--St. Paul
 Fire and Marine
 Ins. Co.
J. F. Duffy         1994  $285,769  $   144,000   $21,806   $       0        16,000    $   80,499    $  416,396
 President--St.     1993  $250,000  $   133,333             $       0         8,000    $   54,337    $   32,913
 Paul Reinsurance   1992  $259,616  $         0             $       0         5,000    $   50,160    $   34,975

A. I. Douglass      1994  $259,815  $   113,950   $32,174   $       0         5,000    $   40,002    $  330,485
 Senior Vice        1993  $91,353   $    75,000   $11,506   $ 179,250             0    $   13,264    $  153,503
 President and      1992  $     0   $         0             $       0             0    $        0    $        0
 General Counsel

- ------------------------------
(1) Salaries in 1994 and 1993 reflect 26 pay periods and salaries in 1992 reflect 27 pay periods.

(2) Amounts shown were earned in the year indicated and paid under the annual incentive program in the immediately following year.

(3) As of December 31, 1994, Messrs. Leatherdale, Thiele, Brown, and Douglass held 1,524, 16,000, 8,000 and 3,000 shares respectively, having market values of $68,199, $716,000, $358,000 and $134,250 respectively. Mr.
      Leatherdale's restricted shares were received in 1994 by acquisition of shares through the Executive Stock Ownership Program. Under the terms of that award, the shares vest in three years, upon the condition that he continues to be employed by the Company. Mr. Thiele was granted shares in 1991 and 1994. Under the terms of his 1991 award, 2,000 shares will vest in each of 1995 and 1996 if he is then employed by the Company; for his 1994 award, 4,000 shares will vest in each  of 1997, 1998  and 1999 if he  is then employed  by the Company. Mr.
      Brown's restricted shares were received in 1993 as part of a total award of 12,000 shares. Under the terms of that award, 4,000 shares vest each year, upon the condition he is then employed with the Company. Mr.
      Douglass' restricted shares were received in 1993 as part of a total award of 4,000 shares. Under the terms of that award, 1,000 shares vest each year, upon the condition he is then employed with the Company. In the event of a Change of Control (defined the same as in the 1994 Stock
      Incentive Plan as described on page 6) of the Company, restrictions on all such restricted shares will lapse and such shares will be fully vested.
      Recipients of restricted stock awards are entitled to receive any dividends paid on the shares.

(4) Amounts shown were earned based on Company performance over a rolling three-year period ending in the year indicated. Payouts occurred in the following year.

(5)   Amounts shown in this column for the fiscal year ending December 31,  1994 consist of the following:

      Savings Plus Preferred Stock Fund contributions (in the form of Series B convertible preferred stock and cash, under the Preferred Stock Fund and Benefit Equalization Plan, respectively) were made in the following amounts for each executive officer: Mr. Leatherdale $22,012; Mr. Thiele
      $11,880; Mr. Brown $11,700; Mr. Duffy $9,000 and Mr. Douglass $9,000.

      Common stock, with a fair market value of $11,671 on December 31, 1994, was allocated by the Company under the Employee Stock Ownership Plan
      (ESOP) to the ESOP accounts of Messrs. Leatherdale, Thiele, Brown, Duffy and Douglass.

      Cash payments were made by the Company to each of the named executive officers in the amount of $79,785 for Mr. Leatherdale, $37,253 for Mr.
      Thiele, $25,723 for Mr. Brown, $20,490 for Mr. Duffy, and $13,154 for  Mr.
      Douglass in order to compensate for a portion of their ESOP award which could not be granted in stock under the ESOP plan due to U. S. tax law.

      Under  the  Company's  Executive  Post-Retirement  Life  Insurance   Plan,
      insurance  premiums were paid on behalf of each named executive officer in the amount of $15,983 for Mr.  Leatherdale, $3,781 for Mr. Thiele,  $5,713
      for  Mr. Duffy and $47,463  for Mr. Douglass. The  plan does not involve a split-dollar arrangement.

      During 1994 Mr. Brown  ($30,330), Mr. Duffy  ($359,385), and Mr.  Douglass
      ($249,196)  received reimbursement payments  related to their relocations.
      In addition, Mr. Duffy received an interest free relocation loan valued at $10,135 for 1994 (based on the amount of interest that would have accrued had the loan been made at the Prime Lending Rate in effect on the date of the loan).

      In 1993 Mr. Brown and Mr. Douglass received initial employment payments and were reimbursed for expenses related to their relocations.

The  following  tables summarize  option  grants and  stock  appreciation rights
(SARs) and exercises during fiscal 1994 to or by the executive officers named in the Summary Compensation Table and the value of the options held by such persons at the end of fiscal 1994.

                          OPTION & SAR GRANTS IN 1994

                               INDIVIDUAL GRANTS
- -------------------------------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                               (C)                               AT ASSUMED ANNUAL RATES OF
                              (B)          % OF TOTAL                             STOCK PRICE APPRECIATION
                           SECURITIES        OPTIONS                                        FOR
                           UNDERLYING       AND SARS        (D)                       OPTION TERM (2)
                         OPTIONS/ SARS     GRANTED TO   EXERCISE OR     (E)      --------------------------
         (A)              GRANTED (1)       EMPLOYEES   BASE PRICE   EXPIRATION      (F)           (G)
        NAME                (NUMBER)         IN 1994     ($/SHARE)      DATE        5% ($)       10% ($)
- ---------------------  ------------------  -----------  -----------  ----------  ------------  ------------
D. W. Leatherdale        44,200 options          7.8%    $  43.1875   01/31/04   $  1,200,073  $  3,040,982
P. A. Thiele             20,800 options          3.7%    $  43.1875   01/31/04   $    564,740  $  1,431,050
N. M. Brown              8,000 options           1.4%    $  43.1875   01/31/04   $    217,208  $    550,404
J. F. Duffy              16,000 options          2.8%    $  43.1875   01/31/04   $    434,416  $  1,100,808
A. I. Douglass           5,000 options           0.9%    $  43.1875   01/31/04   $    135,755  $    344,002

- ------------------------
(1) Options were granted February 1, 1994 and have a one-year vesting period. However, all options will become immediately vested and exercisable in full upon a Change of Control (defined the same as in the 1994 Stock Incentive Plan as described on page 6) of the Company. No SARs were granted in 1994.
(2) Assumes options are held until the last date exercisable (1/31/04) and that the stock price has appreciated at compound annual rates of 5% [column (F)] and 10% [column (G)]. Any such percentage increase would benefit all shareholders in the same manner.

       AGGREGATED OPTION AND SAR EXERCISES IN 1994 AND 12-31-94 YEAR END
                             OPTION/SAR VALUES (1)

                                                                                                          VALUE OF
                                                                                  NUMBER OF              UNEXERCISED
                                                                            SECURITIES UNDERLYING       IN-THE-MONEY
                                                                             UNEXERCISED OPTIONS/    OPTIONS AND SARS AT
                                                                             SARS AT 12/31/94 (#)       12/31/94 ($)
                                          SHARES ACQUIRED ON     VALUE         EXERCISABLE(EX)/       EXERCISABLE(EX)/
                  NAME                       EXERCISE (#)     REALIZED ($)   UNEXERCISABLE(UNEX)     UNEXERCISABLE(UNEX)
- ----------------------------------------  ------------------  ------------  ----------------------   -------------------
D. W. Leatherdale                                   8,162         1$33,673           107,728(ex)         1$,235,110(ex)
                                                                                      44,200(unex)        $ 69,062(unex)
P. A. Thiele                                            0          $    0             41,710(ex)          $400,306(ex)
                                                                                      20,800(unex)        $ 32,500(unex)
N. M. Brown                                             0          $    0                  0(ex)          $      0(ex)
                                                                                       8,000(unex)        $ 12,500(unex)
J. F. Duffy                                             0          $    0             40,980(ex)          $559,877(ex)
                                                                                      16,000(unex)        $ 25,000(unex)
A. I. Douglass                                          0          $    0                  0(ex)          $      0(ex)
                                                                                       5,000(unex)        $  7,812(unex)

- ------------------------
(1)   No SARs were outstanding during 1994.

The following table shows each potential Long-Term Incentive Plan award made to the executive officers named in the Summary Compensation Table for the 1994 fiscal year.

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                            (B)            (C)         ESTIMATED FUTURE PAYOUTS UNDER
                         NUMBER OF     PERFORMANCE       NON-STOCK PRICE-BASED PLANS
                          SHARES,       OR OTHER     -----------------------------------
                         UNITS, OR    PERIOD UNTIL       (D)         (E)         (F)
         (A)           OTHER RIGHTS   MATURATION OR   THRESHOLD     TARGET     MAXIMUM
        NAME                (#)          PAYOUT          ($)         ($)         ($)
- ---------------------  -------------  -------------  -----------  ----------  ----------
D. W. Leatherdale           --            12/31/96    $  41,325   $  213,513  $  344,375
P. A. Thiele                --            12/31/96    $  17,825   $   92,097  $  148,544
N. M. Brown                 --            12/31/96    $  17,797   $   91,950  $  148,307
J. F. Duffy                 --            12/31/96    $  14,153   $   73,122  $  117,939
A. I. Douglass              --            12/31/96    $  10,915   $   56,393  $   90,957

These potential threshold, target and maximum awards under the Company's Long-Term Incentive Plan are based on the executives' current and estimated target salary levels. The goals for the applicable performance cycle are based on a performance standard which is weighted 40% on the Company's return on common equity and 60% on total shareholder return compared to that of the Peer Group over a three-year time period ending December 31, 1996. Awards earned are paid in cash during the quarter following the end of the applicable performance cycle.

The following table shows estimated annual benefits payable upon retirement at age 65 under all defined benefit plans of the Company.

                               PENSION PLAN TABLE

                                 YEARS OF SERVICE
               -----------------------------------------------------
REMUNERATION      15         20         25         30         35
- -------------  ---------  ---------  ---------  ---------  ---------
 $   125,000     $33,750    $45,000    $56,250    $67,500    $67,500
 $   150,000      40,500     54,000     67,500     81,000     81,000
 $   175,000      47,250     63,000     78,750     94,500     94,500
 $   200,000      54,000     72,000     90,000    108,000    108,000
 $   225,000      60,750     81,000    101,250    121,500    121,500
 $   250,000      67,500     90,000    112,500    135,000    135,000
 $   300,000      81,000    108,000    135,000    162,000    162,000
 $   350,000      94,500    126,000    157,500    189,000    189,000
 $   400,000     108,000    144,000    180,000    216,000    216,000
 $   450,000     121,500    162,000    202,500    243,000    243,000
 $   500,000     135,000    180,000    225,000    270,000    270,000
 $ 1,000,000     270,000    360,000    450,000    540,000    540,000
 $ 1,500,000     405,000    540,000    675,000    810,000    810,000

All of the executive officers named in the Summary Compensation Table participate in the Company's defined benefit pension plans. The amount of their remuneration which is covered by the plans is the amount set forth in columns
(C) and (D) of the Summary Compensation Table. Plan benefits are calculated on the basis of a life annuity and are subject to integration with Social Security. Certain highly compensated Company employees may be entitled to slightly increased benefits under the plans, based on a formula of 55% of final average compensation prorated over 30 years, without any integration with Social Security (including Messrs. Leatherdale and Duffy). Based on those calculations, Messrs. Leatherdale and Duffy may be entitled to increased benefit amounts of approximately

1% more than benefits represented in the Pension Plan Table. These differing payments are the result of their pension benefits being grandfathered under a pension plan formula which was in place prior to 1989. The formula was changed in 1989 to comply with Internal Revenue Code requirements. The current number of credited years of service for those officers is as follows: Mr. Leatherdale-23; Mr. Thiele-15; Mr. Brown-1; Mr. Duffy-13; and Mr. Douglass-1. Retirement benefits for Messrs. Leatherdale, Thiele and Duffy are fully vested. Messrs. Brown and Douglass have also been given pension credit for their service with their previous employers.

SPECIAL SEVERANCE POLICY

Under the Company's Special Severance Policy ("Policy") severance benefits would be provided to eligible employees of the Company, including all of the executive officers named in the Summary Compensation Table (the "Named Executives"), in the event their employment terminates under certain conditions within two years following a Change of Control. Change of Control is generally defined the same as in the 1994 Stock Incentive Plan, as described on page 6. If the employment of any Named Executive is terminated within two years after a Change of Control by the employer other than for Cause or employment is terminated by the employee for Good Reason, the Named Executive would become entitled to certain benefits.

Under the Policy the term "Cause" is defined as conviction of willfully engaging in illegal conduct constituting a felony or gross misdemeanor which is materially injurious to the employer, willful and continued failure to perform duties after a written demand, and permanent disability. "Good Reason" is defined to include such situations as an adverse change in status or position as a result of a material diminution in duties or responsibilities, the refusal to allow the Named Executive to engage in outside activities that were not prohibited before the Change of Control, a reduction in the employee's rate of compensation, job relocations of a certain type and failure to maintain benefits that are substantially the same as are in effect when the Change of Control occurs.

The following is a summary of the severance benefits provided to Named Executives under the Policy:

    1. A Named Executive Officer will receive a lump sum severance payment equal to 299% of his or her "annualized includible compensation for the base period" (as defined in Section 280G of the Internal Revenue Code).

    2. Participation will be continued for three years in those medical, dental, disability and life insurance programs in which the Named Executive participated on the date employment terminated.

    3.  Outplacement assistance will be provided.

    4. All payments to Named Executives are subject to reduction so that no amount will be subject to the federal excise tax on "excess parachute payments" imposed by Section 4999 of the Internal Revenue Code.

The Policy is subject to amendment or termination without the consent of the Named Executives at any time prior to a Change of Control. After a Change of Control, there are restrictions applicable to the amendment or termination of the Policy.

If, prior to August 2, 1996, Mr. N. M. Brown's employment with the Company is terminated for any reason other than malfeasance, the Company will pay to him three times his annual cash compensation.

The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 composite index and an index of peer companies selected by the Company.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                          THE ST. PAUL COMPANIES, INC.
              S&P 500 INDEX AND COMBINED S&P PROPERTY-CASUALTY AND
                          MULTILINE INSURANCE INDEXES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                               12/31/89     1990       1991       1992       1993     12/31/94
St. Paul                                                             100     110.67     133.65     146.35     176.55     182.34
S&P 500                                                              100       96.9     126.42     136.05     149.76     151.74
Combined S&P Property Casualty and Multiline Insurance
Indexes                                                              100       88.5      114.8     131.27     139.25     145.11

Assumes $100 invested on December 31, 1989.

Companies in the combined S&P Property-Casualty and Multiline Insurance Indexes are as follows: The St. Paul Companies, Inc., SAFECO Corporation, General Re Corporation, Continental Corporation, USF&G Corporation, The Chubb Corporation, Aetna Life and Casualty Company, American International Group, Inc., and CIGNA Corporation. Returns of each of the companies included in the combined index have been weighted according to their respective market capitalizations. This group of companies closely approximates the Peer Group against which the Company compares its performance under its Long-Term Incentive Plan.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of capital stock of the Company by each person known to own 5% or more of the outstanding shares of each class of the Company's capital stock, each director nominee of the Company, each of the executive officers of the Company included in the Summary Compensation Table, and all director nominees and executive officers of the Company as a group. Except as otherwise indicated, the shareholders indicated in the table have sole voting and investment powers with respect to the capital stock owned by them.

                                                                                    PERCENT OF   PERCENT OF CLASS OF
                                                               AMOUNT AND NATURE      CLASS            SERIES B
                                                                 OF BENEFICIAL      OF COMMON        CONVERTIBLE
                      BENEFICIAL OWNER                             OWNERSHIP          STOCK      PREFERRED STOCK (7)
- ------------------------------------------------------------  -------------------   ----------   --------------------
First Bank System, Inc.                                       6,744,995(1)             8.02                  0
    and Subsidiaries
  601 2nd Avenue South
  Minneapolis, MN 55402
The Capital Group, Inc.                                       6,276,100(2)             7.46                  0
  333 South Hope Street
  Los Angeles, CA 90071
Delaware Management                                           4,707,312(3)             5.59                  0
    Company, Inc.
  10 Penn Center Plaza
  Philadelphia, PA 19103
State Street Bank                                             4,966,251(4)             5.90(4)             100(4)
    and Trust Company
  P.O. Box 1992
  Boston, MA 02105
Mellon Bank Corporation                                       4,815,000(5)             5.72                  0
  Mellon Bank Center
  Pittsburgh, PA 15258
D. W. Leatherdale                                               236,927(6)              *                    0
P. A. Thiele                                                     85,033(6)              *                    0
N. M. Brown                                                      22,344(6)              *                    0
J. F. Duffy                                                      80,911(6)              *                    0
A. I. Douglass                                                   15,244(6)              *                    0
M. R. Bonsignore                                                  4,673(6)              *                    0
J. H. Dasburg                                                     1,000(6)              *                    0
W. J. Driscoll                                                   13,673(6)              *                    0
P. M. Grieve                                                     10,073(6)              *                    0
R. James                                                          1,781(6)              *                    0

                                                                                    PERCENT OF   PERCENT OF CLASS OF
                                                               AMOUNT AND NATURE      CLASS            SERIES B
                                                                 OF BENEFICIAL      OF COMMON        CONVERTIBLE
                      BENEFICIAL OWNER                             OWNERSHIP          STOCK      PREFERRED STOCK (7)
- ------------------------------------------------------------  -------------------   ----------   --------------------
W. H. Kling                                                       6,673(6)              *                    0
B. K. MacLaury                                                    5,033(6)              *                    0
I. A. Martin                                                      1,800(6)              *                    0
G. D. Nelson, M.D.                                                7,079(6)              *                    0
A. M. Pampusch, Ph.D.                                             5,535(6)              *                    0
G. M. Sprenger                                                        0                 *                    0
All Director Nominees and Executive Officers as a Group (27     800,732(6)              *                    0
  Persons)

- ------------------------
* Indicates ownership of less than 1% of the Company's outstanding common stock.

(1) This figure, as of December 31, 1994, was reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, First Bank System, Inc. and its subsidiaries (together the "First Bank System") had sole power to direct the vote of 1,907,601 shares, shared power to direct the vote of 4,697,024 shares, sole power to direct the disposition of 1,565,778 shares and shared power to direct the disposition of 5,099,153 shares. Of the total beneficially owned by First Bank System, First Trust National Association ("First Trust"), a subsidiary of First Bank System, beneficially owned 2,108,950 shares in its capacity as trustee of the Company's Employee Stock Ownership Plan Trust. First Trust has advised the Company that no beneficiary of any account for which it acts as fiduciary owns beneficially through such account as much as 5% of the outstanding common stock of the Company.

(2) This figure, as of December 31, 1994, was reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, the Capital Group, Inc. and related investment funds had sole power to direct the vote of 102,100 shares and sole power to direct the disposition of 6,276,100 shares.

(3) This figure, as of December 31, 1994, was reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, Delaware Management Company, Inc. and related investment funds had sole power to direct the vote of 3,253,800 shares, sole power to direct the disposition of 4,531,712 shares and shared power to direct the disposition of 175,600 shares.

(4) These figures, calculated as of February 22, 1995, are based on information provided by State Street Bank and Trust ("State Street"). Included in these figures are 4,045,353 shares of the Company's common stock issuable upon conversion of 1,011,348 shares of Series B convertible preferred stock which State Street may be deemed to beneficially own in its capacity as trustee of the Company's Savings Plus Preferred Stock Ownership Trust.

(5) This figure, as of December 31, 1994, was reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, Mellon Bank Corporation had sole power to direct the vote of 3,438,000 shares and sole power to direct the disposition of 3,763,000 shares. Mellon Bank Corporation had shared power to direct the vote of 34,000 shares and shared power to direct the disposition of 1,052,000 shares.

(6)   Under the Company's Stock  Option Plan, the  named executive officers  and director  nominees have the  right to acquire  beneficial ownership of the
      following   number   of    shares   within   60    calendar   days:    Mr.
      Leatherdale--151,928;  Mr.  Thiele--59,280;  Mr.  Brown--8,000;  Mr.  Duf-
      fy--56,980; Mr. Douglass--5,000; Mr. Bonsignore--3,000; Messrs.  Driscoll,
      Grieve,   Kling   and   MacLaury--4,000  each;   Dr.   Nelson--2,000;  Dr.
      Pampusch--3,800; Messrs. James  and Martin--1,000 each;  and all  director nominees  and  executive officers  as a  group--523,168. These  shares are included in the  totals shown  for each individual  and the  group of  all director nominees and executive officers.

      The  following number of restricted shares are  held, as of March 1, 1995, by the  Company under  its Restricted  Stock Award  Plan, Stock  Incentive
      Plan,  and  Non-Employee  Director  Stock  Retainer  Plan,  for  the named executive officers  and  director nominees:  Mr.  Leatherdale--1,524;  Mr.
      Thiele--16,000; Mr. Brown--8,000; Mr. Douglass--7,000; Dr.
      Pampusch--1,135; Dr. Nelson--1,079; Mr. MacLaury--833; Mr. James--549; and
      Messrs.   Bonsignore,  Driscoll,  Grieve,  and  Kling--1,673  each.  Those director nominees and  executive officers  have sole voting  power and  no investment power with respect to those shares.

      Under  the Company's Directors'  Deferred Compensation Plan, participating non-officer directors are eligible to defer directors' fees to prime  rate and/or  common stock equivalent accounts.  Directors electing common stock equivalents have  their  deferred accounts  credited  with the  number  of common shares of the Company which could have been purchased with the fees on  the date they  were deferred. This  is a "phantom"  arrangement and no common shares are actually purchased  or held for any director's  account.
      However,  dividends  on  phantom  shares  are  credited  to  participating directors' accounts, and  the value of  a participating director's  common stock account fluctuates with changes in the market value of the Company's common stock. As of December 31, 1994, the following directors had phantom shares  credited  to  their  common  stock  accounts  in  this  plan:  Mr.
      Bonsignore--1,746 shares;  Mr.  Grieve--10,737 shares;  Mr.  MacLaury--999 shares;  and Dr. Pampusch--710 shares.  Under the Company's Employee Stock
      Ownership Plan (ESOP), the following number of shares of common stock have
      been  allocated  to   the  ESOP  accounts   of  the  following   executive
      officers--Mr.  Leatherdale--3,263; Mr. Thiele--2,450;  Mr. Brown--260; Mr.
      Duffy--2,707;  Mr.  Douglass--260;  and   all  executive  officers  as   a
      group--29,991.  These shares  are included  in the  totals shown  for each executive officer and  for all  executive officers as  a group.  Employees
      (including  executive officers) have  sole voting power  and no investment
      power  over  shares  allocated  to   their  ESOP  accounts,  except   that
      participants  age 55 and  over may elect  to diversify a  portion of their
      ESOP account into  investments offered  through the Savings  Plus Plan  or otherwise.

(7) Under the Company's Savings Plus Preferred Stock Ownership Plan (PSOP) the following number of Series B convertible preferred shares have been allocated to the PSOP accounts of the following executive officers: Mr.
      Leatherdale--91  shares; Mr. Thiele--162 shares; Mr. Brown--20 shares; Mr.
      Duffy--100 shares; Mr. Douglass--20 shares; and all executive officers as a group--1,633 shares. Each share of Series B preferred stock is convertible into and votes as if it were four shares of the Company's common stock. These shares, as if converted to common stock, are included in the totals shown for each executive officer and for all executive officers as a group. Employees
      (including executive officers) have sole voting power and no investment power over shares allocated to their PSOP accounts. In addition, under the Company's Benefit Equalization Plan, the following number of "phantom"
      Series B convertible preferred shares have been allocated to the accounts of the following executive officers: Mr. Leatherdale--459 shares; Mr.
      Thiele--96  shares;  Mr.  Brown--46  shares;  Mr.  Duffy--143  shares; Mr.
      Douglass--30 shares; and all executive officers as a group--1,197 shares.

SHAREHOLDER PROPOSALS--1996 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at the Company's Annual Meeting of Shareholders scheduled to be held on May 7, 1996, the proposal should be mailed by Certified Mail-Return Receipt Requested to the Company's Corporate Secretary, 385 Washington Street, St. Paul, Minnesota 55102. A proposal must be received by the Company by November 15, 1995 in order to be considered for inclusion in the Company's 1996 Annual Meeting Proxy Statement and form of proxy to be mailed in March of 1996.

OTHER BUSINESS

The Board of Directors does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

           [SIGNATURE]

Bruce A. Backberg      St. Paul, Minnesota
Vice President and          March 15, 1995
Corporate Secretary
By Authority of the
Board of Directors

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST ADDRESSED TO:
                                   BRUCE A. BACKBERG
                                     VICE PRESIDENT AND CORPORATE SECRETARY
                                     THE ST. PAUL COMPANIES, INC.
                                     385 WASHINGTON STREET
                                     ST. PAUL, MINNESOTA 55102